UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

February 1, 2017

NEVADA GOLD & CASINOS, INC.

(Exact name of registrant as specified in its charter)

Nevada	1-15517	88-0142032
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

133 E. Warm Springs Road, Ste 102 Las Vegas, Nevada	89119
(Address of principal executive offices)	(Zip Code)

(702) 685-1000

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e).   Compensatory Arrangements of Certain Officers.

On February 1, 2017, Nevada Gold & Casinos, Inc. (the “Company”) entered into a new employment agreement (the “Agreement”) with Victor H. Mena, Vice President of Washington Operations for the Company.

Pursuant to the Agreement which is for a three year term, with an early termination provision, Mr. Mena will receive an annual salary of $215,000. The Agreement provides for (i) contributions to the Company’s saving and other retirement plans at a rate at least as great as the Company contributes for its other senior employees; (ii) major medical and health insurance; and (iii) customary reimbursement for travel and entertainment. In addition, Mr. Mena will be eligible for an annual bonus equal to 50% of his annual salary for achieving reasonable goals related to the Company’s profitability.

There are no arrangements or understandings between Mr. Mena and any other person pursuant to which he was selected as Vice President of Washington Operations. He has no family relationship with any officer or director of the Company or has been involved with a related transaction or relationship as defined by Item 404(a) of Regulation S-K between the Company and him.

The foregoing description of the Agreement is intended to be a summary and is qualified in its entirety by reference to the document, which is attached as Exhibit 10.1 and is incorporated by reference herein.

Item 9.01.   Financial Statements and Exhibits

(d)	Exhibits. The following exhibits are furnished as part of this current Report on Form 8-K:

10.1	Employment Agreement dated February 1, 2017 between Nevada Gold & Casinos, Inc. and Victor H. Mena

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned who is duly authorized.

NEVADA GOLD & CASINOS, INC.

Date: February 1, 2017	By:	/s/ Michael P. Shaunnessy
Michael P. Shaunnessy
President & Chief Executive Officer

INDEX TO EXHIBITS

Item	Exhibit

10.1	Employment Agreement dated February 1, 2017 between Nevada Gold & Casinos, Inc. and Victor H. Mena